EXHIBIT 10.3

EXECUTIVE SECURITY AGREEMENT

Parties:	Delcath Systems, Inc. 1633 Broadway, Suite 22C New York, New York 10019	(“Company”)
	John Purpura c/o Delcath Systems, Inc. 1633 Broadway, Suite 22C New York, New York 10019	(“Executive”)
Date:	March 20, 2018 (“Effective Date”)

RECITALS:

1. Executive is employed by the Company, currently serves as Executive Vice President, Global Head of Operations, and has extensive knowledge and experience relating to the Company’s business.

2. The parties recognize that it is in the best interests of the Company and its stockholders to provide certain benefits payable in the event of a “Qualifying Termination” (as defined below) of Executive to encourage Executive to continue in Executive’s position, although no such termination is now contemplated or foreseen, and to ensure that Executive continues to be bound by reasonable confidentiality, noncompetition, and nonsolicitation restrictions.

3. The parties further acknowledge and agree that this Agreement supersedes any and all prior agreements and policies relating to severance or termination pay or benefits payable upon Executive’s termination of employment, including but not limited to any severance or termination pay or benefits provisions contained in any employment agreement, executive security agreement, offer letter, or otherwise.

AGREEMENTS:

1. Term of Agreement. This Agreement will commence on the Effective Date and will terminate upon the earlier of: (i) the date that all obligations of the parties under this Agreement have been satisfied; or (ii) the date of termination by the mutual written agreement of the parties. This Agreement may be renewed upon the written consent of the parties.

2. “Qualifying Termination.” For purposes of this Agreement, “Qualifying Termination” will mean only the events described in Section 2(a) or 2(b):

(a) The involuntary termination of Executive’s employment by the Company for any reason, except for termination by the Company for “Cause.” For purposes of this Agreement, “Cause” will mean, as reasonably determined by the Company’s Board of Directors (the “Board”) based on information then known to it, that one or more of the following has occurred: (i) Executive has committed a felony under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction; (ii) Executive has committed an act or acts of fraud, material dishonesty, gross negligence, or willful misconduct, including abuse of controlled substances, that is injurious to the Company, any affiliate, or any of its or their business partners, customers, clients, or employees, and which, if capable of being cured, is not cured within thirty (30) calendar days after Executive receives written notice thereof from the Company; (iii) Executive fails to perform or uphold Executive’s duties under any applicable employment agreement with the Company or any affiliate and/or fails to comply with reasonable directives of the Company, any affiliate, or the Board, as applicable, which, if capable of being cured, is not cured within thirty (30) calendar days after Executive receives written notice thereof from the Company; (iv) any material breach by Executive of the Employee Confidentiality and Restrictive Covenant Agreement described in Section 4 below or any other agreement between Executive and the Company or any affiliate containing confidentiality, trade secret, noncompetition, nonsolicitation, inventions, and/or similar provisions, (v) any material breach by Executive of Executive’s fiduciary duties to the Company or any affiliate, or (vi) any material breach by Executive of (A) any contract between Executive and the Company or any affiliate, or (B) the Code of Ethics or any other material written policy.

(b) The termination of employment by Executive with the Company for “Good Reason.” “Good Reason” will mean a good faith determination by Executive that any one or more of the following events has occurred; provided, however, that such event will not constitute Good Reason if Executive has expressly consented to such event in writing, if the Company has cured such event within thirty (30) calendar days of receipt of written notice of such event, or if Executive fails to provide written notice of Executive’s decision to terminate within ninety (90) calendar days of the occurrence of such event:

(1)	A material diminution in the scope of Executive’s duties, authority and responsibility;

(2)	A material reduction by the Company in Executive’s base salary as in effect immediately prior to the date of the termination;

(3)	A material reduction in benefits provided Executive under any employee benefit plan or program which is not replaced with a substantially similar benefit plan or program; provided, however, that any reduction that is part of a general reduction or other concessionary arrangement affecting all employees or affecting all senior executive officers will not constitute Good Reason;

(4)	The Company’s requiring Executive to be based more than thirty (30) miles from where Executive’s office is located as of the Effective Date, except for required travel on the Company’s business, and then only to the extent substantially consistent with the travel obligations which Executive undertook on behalf of the Company;

(5)	A material breach by the Company of this Agreement; or

(6)	Failure of a Transferee as defined in Section 8 of this Agreement to expressly agree in writing, prior to or at the time of a Change of Control, to assume and perform this Agreement in the same manner and to the same extent that the Company is required to perform it. For purposes of this Agreement, “Change of Control” will mean a “Change of Control” as that term is defined in Section 18.2 of the Delcath Systems, Inc. 2009 Stock Incentive Plan, As Amended (the “2009 Plan”).

Notwithstanding the foregoing, in order to terminate for Good Reason, Executive must (A) provide written notice to the Company within ninety calendar (90) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s termination, (B) allow the Company at least thirty calendar (30) days from receipt of such written notice to cure such event, and (C) if such event is not reasonably cured within such 30-day period, Executive’s termination from all positions Executive then holds with the Company must be effective not later than thirty calendar (30) days after the expiration of the cure period. Any actions taken by the Company to accommodate a disability of Executive or pursuant to the Family and Medical Leave Act will not be a Good Reason for purposes of this Agreement.

(c) Qualifying Termination will not include termination for any other reason, including but not limited to termination due to death or disability.

3. Severance Benefits. Subject to the limitations contained in this Agreement, in the event of a Qualifying Termination, the Company will pay or provide the following amounts or benefits to the Executive:

(a) Any accrued but unpaid annual base salary and any other form or type of compensation, benefit or perquisite that was approved by the Board of Directors that is vested or accrued on the date of the Qualifying Termination for services rendered to such date, to be paid in cash in a lump sum within ten calendar (10) days following the date of the Qualifying Termination; payment for any accrued paid time off in accordance with Company policy, to be paid in cash in a lump sum within ten calendar (10) days following the date of the Qualifying Termination; and, if any employee participant of the Company receives a payment pursuant to Delcath Systems, Inc. Annual Incentive Plan (“AIP”) for the fiscal year in which the Qualifying Termination occurs, then Executive will be entitled to receive a prorated AIP payment (based on the portion of fiscal year Executive was employed by the Company) pursuant to the AIP for that fiscal year, subject and according to the terms and conditions of the AIP, with payment to be made at the time the Company pays that fiscal year’s AIP payments to its other executives but in no event later than March 15 of the subsequent fiscal year;

(b) A severance payment (the “Severance Payment) equal to eighteen (18) months (the “Severance Period”) of Executive’s base salary, based upon the Executive’s annual base salary in effect on the date of the Qualifying Termination, (without regard to any reduction that is in breach of this Agreement), to be paid in cash, less all applicable withholdings and deductions, paid in approximately equal installments according to the Company’s regular payroll schedule over such Severance Period following the date of the Qualifying Termination; provided, however, that no payments will be made prior to the sixtieth (60th) calendar day following the date of the Qualifying Termination. On the sixtieth (60th) calendar day following the date of the Qualifying Termination, the Company will pay Executive in a lump sum the amount of the severance payments that Executive would have received during such 60-day period under the Company’s regular payroll schedule, and the balance of such severance will be paid in approximately equal installments over the remainder of such Severance Period according to the original payment schedule;

(c) If Executive timely elects continuation coverage under COBRA for himself/herself and Executive’s covered dependents under the Company’s group health and/or dental plans following the Qualifying Termination, then the Company will pay the COBRA premiums necessary to continue Executive’s group health and/or dental coverage in effect for himself/herself and Executive’s eligible dependents until the earliest of (i) the close of the Severance Period following the date of the Qualifying Termination, (ii) the date Executive ceases to participate, for whatever reason, in the Company’s group health and/or dental plans, or (iii) the date on which Executive is covered or is eligible to be covered under another group health and/or dental plan or is otherwise no longer eligible for coverage under COBRA (such period from the date of Qualifying Termination through the earliest of (i) through (iii) referred to as the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. No payments will be made under this Section prior to sixtieth (60th) calendar day following the date of the Qualifying Termination. On the 60th calendar day following the date of the Qualifying Termination, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be made to Executive in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the date of the Qualifying Termination, with the balance of the payments paid thereafter on the schedule described above. If Executive participates in another group health plan or otherwise ceases to be eligible for COBRA during COBRA Payment Period Executive must immediately notify the Company of such event, and all payments and obligations under this Section 3(d) will cease.

(d) Notwithstanding the foregoing provisions of this Section 3, Executive will not receive any of the payments described in Sections 3(b) and (c) unless (i) Executive delivers to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company substantially in the form attached as Exhibit A, (ii) does not revoke such release and all applicable rescission periods have expired within sixty (60) calendar days following the date of the Qualifying Termination; and (iii) Executive returns all Company property and complies with the confidentiality and other post-termination obligations set forth in the Delcath Systems, Inc. Employee Confidentiality and Restrictive Covenant Agreement and any other employment agreements between the Company and Executive.

(e) Notwithstanding the foregoing provisions of this Section 3, if Executive breaches his or her obligations under the Employee Confidentiality and Restrictive Covenant Agreement described in Section 4 below or any other agreement between Executive and the Company containing confidentiality, trade secret, noncompetition, nonsolicitation, inventions, cooperation, and/or similar provisions, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the severance pay or benefits described in Sections 3(b) and (c) above; provided that, if Executive provides the release contemplated in Section 3(d) above, in no event will Executive be entitled to a severance payment of less than $5,000.00, which amount the parties agree is good and adequate consideration, standing alone, for Executive’s release contemplated in Section 3(d).

(f) In the event a Qualifying Termination occurs within twelve (12) months immediately following the effective date of a Change of Control, then (i) for purposes of Sections 3(b) and (c) above, the Severance Period will be eighteen (18) months, and (ii) if the Change of Control constitutes a change in control event within the meaning of Section 17.5 of the 2009 Plan, the Severance Payment will be paid to Executive in a lump sum on the sixtieth (60th) calendar day following the date of the Qualifying Termination; provided, however, that such payment will not occur unless Executive has duly executed and delivered to the Company the general release of claims described in Section 3(d) above and the general release of claims has not been rescinded (in whole or in part) and has become irrevocable on or before the 60th calendar day.

4. Confidentiality, Noncompetition, and Nonsolicitation. As a term and condition of being eligible to receive the severance pay and benefits described in Sections 3(b) and (c) of this Agreement, Executive hereby reaffirms his or her obligations under the Delcath Systems, Inc. Employee Confidentiality and Restrictive Covenant Agreement between the Executive and the Company, dated [January 8, 2014].

5. Limitation on Change of Control Payments. In the event that Executive would, except for this sentence, be subject to a tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) or any successor provision that may be in effect, as a result of “parachute payments” (as that term is defined in Section 280G(b)(2)(A) of the Code) made pursuant to this Agreement and/or any other agreement, plan, program or arrangement, or a deduction would not be allowed to the Company for all or any part of such payments by reason of Section 280G(a) of the Code, or any successor provision that may be in effect, such payments/benefits due under this Agreement will be reduced to reduce the aggregate “present value” (as that term is defined in Section 280G(d)(4) of the Code) of such payments to $1.00 less than an amount equal to three times Executive’s “base amount” (as that term is defined in Section 280G(b)(3) and (d)(1) and (2) of the Code) to the end that Executive is not subject to tax pursuant to Section 4999 and no deduction is disallowed by reason of Section 280G(a). However, the preceding sentence will not apply (i.e., no payments/benefits due under this Agreement will be reduced) if reducing the payments/benefits due under this Agreement would yield Executive more than $10,000 less of the aforementioned parachute payments after taxes (including, without limitation, all federal, state and local income taxes and excise taxes) than not reducing such payments/benefits.

6. Withholding Taxes. The Company will be entitled to deduct from all payments or benefits provided for under this Agreement any federal, state or local income and employment-related taxes required by law to be withheld with respect to such payments or benefits.

7. No Mitigation Required; No Other Severance. Executive will not be obligated to seek other employment nor will Executive’s payments described in Section 3(b) and (c) be reduced by any income from other sources received by Executive. Amounts payable and benefits being provided pursuant to this Agreement will be in lieu of any severance pay and severance benefits to which Executive is or may be entitled under any other severance pay plan, arrangement or agreement of the Company with respect to the termination of Executive’s employment; provided, however, that Executive’s rights under the 2009 Plan and the granting agreements thereunder between the Company and Executive (the “Grant Agreements”) will not be affected by this Agreement.

8. Successors and Assigns. This Agreement is personal to Executive and may not be assigned by Executive without the written consent of the Company; provided, however, that if Executive is entitled to the payments described in Sections 3(a) and 3(b) of this Agreement and Executive dies before Executive has received all such payments, the unpaid payments will be paid to Executive’s estate on the same terms and conditions as described in this Agreement. This Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns. The Company will not permit a Change of Control unless the transferee(s) or successor(s) (individually and collectively, a “Transferee”) expressly agree(s) in writing, prior to or at the time of the Change of Control, to assume and perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Furthermore, whether or not the Company so assigns its obligations hereunder to a Transferee, the Transferee will be deemed to have assumed and will be bound by the Company’s obligations hereunder. Except as provided in this Section 8, the Company will not be entitled to assign its obligations hereunder and any such purported assignment will be null and void, without force or effect. Any provision above of this Section 8 to the contrary notwithstanding, no assignment by the Company of its obligations under this Agreement, and no assumption thereof by any Transferee, will relieve the Company that is the original party to this Agreement of its obligations under this Agreement. This Agreement will remain in full force and effect notwithstanding any Change of Control and in the case of any merger or consolidation will be the obligation of the surviving entity.

9. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement must be in writing and will be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt. All notices to the Company will be directed to the attention of the Board of Directors of the Company.

10. Construction. Wherever possible, each term and provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any term or provision of this Agreement is invalid or unenforceable under applicable law, (a) the remaining terms and provisions will be unimpaired, and (b) the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unenforceable term or provision.

11. Amendment; Waivers. This Agreement may not be modified, amended, waived or discharged in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

12. Entire Agreement. This Agreement supersedes and terminates all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the Company and Executive with respect to the subject matter hereof, including but not limited to any negotiations, commitments, agreements or writings relating to any severance or termination pay or benefits payable to Executive, and constitutes the entire agreement and understanding between the parties hereto. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder. Notwithstanding anything to the contrary, this Agreement does not supersede or terminate the Indemnification Agreement between Executive and the Company dated May 4, 2010, the 2009 Plan, the Grant Agreements, the Employee Confidentiality and Restrictive Covenant Agreement, or any other obligations of Executive under any other agreement or agreements with the Company containing confidentiality, trade secret, noncompetition, nonsolicitation, inventions, and/or similar provisions, and all such obligations under such agreements will continue in full force and effect according to their terms and will survive the termination of this Agreement and/or Executive’s employment.

13. Exclusive Remedy. Executive agrees that the payments and benefits described in Section 3 will constitute the sole and exclusive remedy for any termination of Executive’s employment with the Company. Executive agrees to resign, on Executive’s termination date, as an officer, director, and/or employee (whichever applies) of the Company and any affiliated entities, and as a fiduciary of any benefit plan of the Company and any affiliated entities, and to execute promptly and provide to the Company any further documentation as requested by the Company to confirm such resignation(s).

14. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Signature pages transmitted via PDF or facsimile transmission shall be as effective as manually signed counterparts.

15. Governing Law; Arbitration; Waiver of Jury Trial.

(a) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF

NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. THE PARTIES HEREBY AGREE THAT ANY LEGAL DISPUTE WILL BE VENUED IN NEW YORK COUNTY, NEW YORK.

(b) Except as set forth in Section 15(d) below, any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, will, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association, venued in New York County or such other location as mutually agreed in writing. The award of the arbitrator will be final and binding upon the parties. The parties hereto agree that (i) one arbitrator will be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) the arbitrator will have the power to award injunctive relief or to direct specific performance, (iii) each of the parties, unless otherwise required by applicable law and except as described in Section 15(b)(v) below, will bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration, (iv) the arbitrator will award to the prevailing party a sum equal to that party’s share of the arbitrator’s and administrative fees of arbitration; and (v) if Executive is the prevailing party, the arbitrator may award Executive attorneys’ fees incurred by Executive in the arbitration up to a maximum total of $50,000.00. Nothing in this Section 15 will be construed as providing the Executive a cause of action, remedy, or procedure that the Executive would not otherwise have under this Agreement or the law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(d) Notwithstanding anything to the contrary, the Company is not required to arbitrate any actions or claims relating to the Employee Confidentiality and Restrictive Covenant Agreement or any other obligations of Executive under any other agreement or agreements with the Company containing confidentiality, trade secret, noncompetition, nonsolicitation, inventions, and/or similar provisions.

16. Code Section 409A. It is intended that any amounts payable under this Agreement will, to the greatest extent possible, be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and this Agreement will be construed in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. This Agreement will be amended (as determined by the Company) to the extent necessary to comply with Code Section 409A. In all cases, for purposes of compliance with Code Section 409A, “termination of employment” will have the same meaning as “separation from service” as defined in Code Section 409A. Further, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company (or any successor entity thereto) at the time of Executive’s separation from service to be a “specified employee” within the meaning of Code Section 409A, and if any of the payments upon separation from service set forth herein are deemed to be “deferred compensation,” then, to the extent required for compliance with Code Section 409A, such payments will not commence prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Code Section 409A (hereinafter, the “Delayed Commencement Date”). On the Delayed Commencement Date, the Company will pay all payments delayed pursuant to this paragraph to Executive in a lump sum, and any remaining payments due will be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. In no event whatsoever will the Company be liable for any additional tax, interest, or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

17. At-Will Status. Nothing in this Agreement guarantees continued employment, constitutes an offer of employment for any definite period of time, or changes the at-will status of Executive’s employment. Executive is employed at will, and remains free to terminate Executive’s employment at any time, for any or no reason, and the Company retains the same right.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

DELCATH SYSTEMS, INC.

By:	/s/ Marco Taglietti
Marco Taglietti

JOHN PURPURA

By:	/s/ John Purpura
John Purpura Executive

EXHIBIT A

DATE

Re: Separation Agreement and Release

Dear John Purpura:

As we have discussed with you, your employment with Delcath Systems, Inc. (“Delcath”) terminated on SEPARATION DATE. The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific separation pay and benefits that Delcath will provide you in exchange for your agreement to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

1. End of Employment.

a. Your employment with Delcath ended effective SEPARATION DATE (the “Separation Date”).

b. Upon your receipt of your final paycheck, which includes payment for services through the Separation Date, you will have received all wages owed to you by virtue of your employment with Delcath or termination thereof.

c. Upon your receipt of payment in the amount of $XXX, less applicable deductions and withholding, which represents payment for XX hours of accrued and unused vacation at your regular rate, you will have received all benefits owed to you by virtue of your employment with Delcath or termination thereof.

d. During your employment with Delcath, you were granted various stock options and restricted stock pursuant to the Delcath Systems, Inc. 2009 Stock Incentive Plan, As Amended (“2009 Plan”). As of the Separation Date you were vested in              of the              stock options granted to you (the “Vested Stock Options”) and                  of the              restricted shares granted to you (the “Vested Restricted Stock”) under the 2009 Plan. All stock options and restricted stock that have not vested as of the Separation Date will automatically terminate and be canceled on the Separation Date, and you hereby fully and forever waive and release any and all right to such terminated and canceled stock options and restricted stock. The Vested Stock Options will automatically expire ninety (90) days after the Separation Date and will be governed by the applicable stock option grant letter and the 2009 Plan. The Vested Restricted Stock will be governed by the applicable granting agreements and the 2009 Plan.

e. If any employee participant of Delcath receives a payment pursuant to Delcath Systems, Inc. Annual Incentive Plan (“AIP”) for the fiscal year in which the Separation Date occurred, then you will be entitled to receive a prorated AIP payment (based on the portion of fiscal year you were employed by Delcath) pursuant to the AIP for that fiscal year, subject and according to the terms and conditions of the AIP. If you are entitled to payment under this Section 2.e., payment will be made at the time Delcath pays that fiscal year’s AIP payments to its other executives but in no event later than March 15 of the subsequent fiscal year.

f. The COBRA period for continuation of your insurance coverage under Delcath’s group plans will begin on the first day of the month immediately following the Separation Date. Information regarding your right to elect COBRA coverage will be sent to you via separate letter.

g. You are not eligible for any other payments or benefits by virtue of your employment with Delcath or termination thereof except for those expressly described in this Agreement. You will receive the payments described in this Section 1 whether or not you sign this Agreement. You will not receive the separation pay or benefits described in Section 2 of this Agreement if (i) you do not sign this Agreement, (ii) pursuant to Section 5 below, you rescind your release of claims and Delcath then elects to void the Agreement, or (iii) you violate any of the terms and conditions set forth in this Agreement.

2. Separation Pay and Benefits. Specifically, in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement:

a. Delcath agrees to pay you                          months’ severance, in the total gross amount of                                          and          /100 Dollars ($                    ), less applicable deductions and withholding. FOR TERMINATIONS OCCURRING OUTSIDE OF THE 24-MONTH PERIOD FOLLOWING A CHANGE OF CONTROL, INSERT: [The separation pay described in this Section 2.a. will be divided into approximately equal installments and paid at regular payroll intervals, but in no event less frequently than monthly, during the 12-month period immediately following the Separation Date. Payments will commence on the first payroll cycle coinciding with or immediately following the 60th calendar day after the Separation Date, provided within such 60-day period (i) you have signed and returned this Agreement to Delcath, and (ii) the rescission period set forth in Section 5 has expired without rescission. Any payments pursuant to this Section 2.a. that, but for the immediately preceding sentence, would otherwise have been payable by Delcath during such 60-day period will be paid by Delcath in a lump sum on the first payroll cycle after the expiration of such period, and the balance of such severance will be paid in approximately equal installments over the remainder of such 12-month period according to the original payment schedule.] FOR TERMINATIONS OCCURRING WITHIN 24 MONTHS OF A CHANGE OF CONTROL, INSERT: [The separation pay described in this Section 2.a. will be paid to you in a lump sum on the sixtieth (60th) calendar day following the Separation Date, provided within such 60-day period (i) you have signed and returned this Agreement to Delcath and (ii) the rescission period set forth in Section 5 has expired without rescission.]

b. Provided you timely elect pursuant to COBRA to continue to participate in Delcath’s group health and/or dental plans, Delcath agrees to pay the COBRA premiums for health and/or dental coverage under the plans through                              , 20         (the “COBRA Payment Period”). Delcath will discontinue payments under this Section 2.b. before                              , 20         if and at such time as you (i) are covered or eligible to be covered under the health and/or dental plan of a new employer, or (ii) cease to participate, for whatever reason, in Delcath’s group health and/or dental plans, and you agree to promptly provide Delcath notice if you become covered or eligible to be covered under the health and/or dental plan of a new employer. If Delcath determines, in its sole discretion, that payment of the COBRA premiums under this Section 2.b. would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the COBRA premiums, Delcath may instead elect to pay you on the first day of each month, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (the “Special Severance Payment”), for each remaining month during which you are entitled to receive payment of the COBRA premiums under this Section 2.b. You may, but are not obligated to, use the Special Severance Payment toward the cost of COBRA premiums. Delcath has the right to modify or terminate its group health and dental plans at any time and you will have the same right to participate in Delcath’s group health and/or dental plans only as is provided on an equivalent basis to Delcath’s employees.

c. Notwithstanding the foregoing provisions of this Agreement, if you breach your obligations under this Agreement, the Confidentiality Agreement, or any other agreement between Executive and the Company containing confidentiality, trade secret, noncompetition, nonsolicitation, inventions, cooperation, and/or similar provisions, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to Delcath, you will no longer be entitled to, and Delcath will no longer be obligated to pay, any remaining unpaid portion of the pay or benefits described in this Section 2; provided that, if you sign and have not rescinded this Agreement, in no event will you be entitled to a severance payment of less than $5,000.00, which amount the parties agree is good and adequate consideration, standing alone, for your release in Section 3.

3. Release of Claims. Specifically, in consideration of the separation pay and benefits described in Section 2, and to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a. You hereby do release and forever discharge the “Released Parties” (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with Delcath, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b. This release includes, without limiting the generality of the foregoing, any claims you may have for any of the following:

•	wages, bonuses, AIP payments (other than as described in Section 1.e. above), commissions, penalties, deferred compensation, vacation, sick, and/or PTO pay, separation pay and/or benefits;

•	defamation of any kind including, but not limited to, libel, slander; invasion of privacy; negligence; emotional distress; breach of express, implied or oral contract; estoppel; fraud; intentional or negligent misrepresentation; breach of any implied covenants; wrongful prosecution; assault or battery; negligent hiring, supervision or retention;

•	wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment);

•	violation of any of the following:

•	the United States Constitution,

•	the New York Constitution,

•	the New York Human Rights Law, N.Y. Exec. § 290 et seq.,

•	N.Y. Lab. Articles 5, 6, 7, 19, or 20-C, and any other New York law,

•	Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq.,

•	the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.,

•	the Older Workers Benefit Protection Act, 29 U.S.C. § 623 et seq.,

•	Civil Rights Act of 1866, 42 U.S.C. § 1981,

•	Civil Rights Act of 1991, 42 U.S.C. § 1981a,

•	the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.,

•	the Genetic Information Nondiscrimination Act of 2008,

•	the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq.,

•	the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.,

•	the National Labor Relations Act, 29 U.S.C. § 151 et seq.,

•	the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.,

•	the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.,

•	the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., or

•	any other federal, state or local statute prohibiting discrimination in employment or granting rights to you arising out of the employment relationship with Delcath or termination thereof;

•	any claim for retaliation; and

•	any claim for discrimination or harassment based on age, race, creed, color, national origin, sexual orientation, military status, sex, disability, genetic information, predisposing genetic characteristics, marital status, domestic violence victim status, or any other legally-protected class.

c. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with Delcath.

d. You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any 401(k) plan by virtue of your employment with Delcath, (ii) any rights relating to the Vested Stock Options and the Vested Restricted Stock, (iii) any rights or claims that may arise after the Agreement is signed, (iv) the post-employment separation pay and benefits specifically promised to you in Section 2 of this Agreement, (v) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (vi) the right to apply for state unemployment compensation benefits, (vii) the right to file a charge of discrimination with a governmental agency such as the Equal Employment Opportunity Commission (although you agree that you will not be able to recover any award of money or damages if you file such a charge or have a charge filed on your behalf) or to testify, assist, or participate in an investigation, hearing, or proceeding conducted by such an agency, or (viii) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

e. The “Released Parties,” as used in this Agreement, means Delcath Systems, Inc. (“Delcath”) and its related and affiliated entities, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, insurers, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Delcath, in their official and individual capacities.

4. Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that Delcath has informed you by this Agreement that (a) you have the right to consult with an attorney of your choice prior to signing this Agreement and Delcath encourages you to do so, and (b) you are entitled to twenty-one (21) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you. Delcath encourages you to use the full 21-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the 21-day period.

5. Notification of Rights under the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind (revoke) the release of claims contained in Section 3 with regard to claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement. In order to be effective, the rescission must

a. Be in writing; and

b. Delivered to Human Resources, with a copy to the Chairman of the Compensation Committee, Delcath Systems, Inc., 566 Queensbury Avenue, Queensbury, NY 12804 by hand or mail within the required period; and

c. If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Human Resources, with a copy to the Chairman of the Compensation Committee, as set forth above, and sent by certified mail, return receipt requested.

This Agreement will be effective upon the expiration of the seven-day period. Notwithstanding the foregoing, if you rescind any part of this Agreement in accordance with this Section 5, Delcath will have the right to void this Agreement by giving you written notice within ten (10) calendar days after Delcath’s receipt of your rescission notice. If Delcath exercises its right to void the Agreement, then you will not receive or be entitled to the separation pay or benefits described in Section 2.

6. Continuing Restrictions. You are bound by certain ongoing restrictions and obligations, including but not limited to confidentiality, noncompetition, and nonsolicitation restrictions and obligations contained in the Delcath Systems, Inc. Employee Confidentiality and Restrictive Covenant Agreement, dated,                              , 20         (the “Confidentiality

Agreement”), a copy of which is attached to this Agreement and hereby incorporated by reference. In further consideration of the separation pay and benefits described in this Agreement, you agree that you are and will continue to be bound by the restrictions and obligations contained in the Confidentiality Agreement in accordance with its terms.

7. Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, Delcath are the sole property of Delcath. You agree and represent that (a) you have returned to Delcath all of its property (whether or not confidential or proprietary), including but not limited to, all electronic and computer devices and other equipment, all customer records, and all Delcath documents, materials, emails, and texts concerning Delcath from any and all personal media (including, but not limited to, personal computers, Blackberries, PDA’s, cell phones, etc.), whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, and (b) following your returning of all the above-described property, you then deleted or otherwise destroyed all Delcath-related information, including deleting such information from all your personal media.

8. Cooperation. In further consideration for the severance pay and other benefits described in Section 2 of this Agreement (and at no additional cost to Delcath), you agree you will, at Delcath’s request and upon reasonable notice:

a. Answer Delcath’s business-related inquiries within your knowledge and related to your relationship with Delcath.

b. Provide assistance to, and fully cooperate with, Delcath in connection with any claim, investigation, dispute, litigation, or proceeding arising out of matters within your knowledge and related to your employment with Delcath and/or any affiliated or related company. Your cooperation will include, but not be limited to, providing truthful information, declarations, and/or statements to Delcath, meeting with attorneys or other representatives of Delcath, and preparing for and giving depositions or testimony. Notwithstanding the foregoing, nothing in this Agreement will be construed to prevent you from testifying truthfully and completely at an administrative hearing, a deposition, or in court in response to a lawful subpoena or as otherwise required by law, in any litigation or proceeding involving you. You agree to promptly notify Delcath as immediately as possible if you are subpoenaed or otherwise required or asked to testify in any proceeding involving Delcath so it has sufficient time to move to quash or otherwise lawfully prevent such testimony.

9. Confidentiality and Nondisparagement.

a. You promise and agree not to discuss or disclose, directly or indirectly, in any manner whatsoever, any information regarding either (i) the contents and terms of this Agreement, or (ii) the substance and/or nature of any dispute between Delcath and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or as required by law.

b. You promise and agree not to make or induce any other person to make derogatory or disparaging statements of any kind, oral or written, regarding the Released Parties (as defined in Section 3.e.) to any person or organization whatsoever.

c. Provided, however, that nothing in this Section or elsewhere in this Agreement will limit (i) your obligation to give truthful testimony or information to a court or governmental agency when required to do so by subpoena, court order, law, or administrative regulation, or (ii) your legal right to testify, assist, or participate in an investigation, hearing or proceeding conducted regarding a charge of discrimination filed with a governmental agency.

10. Code Section 409A. It is intended that any amounts payable under this Agreement will be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and this Agreement will be interpreted in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. This Agreement will be amended (as determined by the Company) to the extent necessary to comply with Code Section 409A. In all cases, for purposes of compliance with Code Section 409A, “termination of employment” will have the same meaning as “separation from service” as defined in Code Section 409A. Further, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company (or any successor entity thereto) at the time of Executive’s separation from service to be a “specified employee” within the meaning of Code Section 409A, and if any of the payments upon separation from service set forth herein are deemed to be “deferred compensation,” then, to the extent required for compliance with Code Section 409A, such payments will not commence prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Code Section 409A (hereinafter, the “Delayed Commencement Date”). On the Delayed Commencement Date, the Company will pay all payments delayed pursuant to this paragraph to Executive in a lump sum, and any remaining payments due will be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. In no event whatsoever will Delcath be liable for any additional tax, interest, or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

11. Limitation on Change of Control Payments. In the event that you would, except for this sentence, be subject to a tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) or any successor provision that may be in effect, as a result of “parachute payments” (as that term is defined in Section 280G(b)(2)(A) of the Code) made pursuant to this Agreement and/or any other agreement, plan, program or arrangement, or a deduction would not be allowed to Delcath for all or any part of such payments by reason of Section 280G(a) of the Code, or any successor provision that may be in effect, such payments/benefits due under this Agreement will be reduced to reduce the aggregate “present value” (as that term is defined in Section 280G(d)(4) of the Code) of such payments to $1.00 less than an amount equal to three times your “base amount” (as that term is defined in Section 280G(b)(3) and (d)(1) and (2) of the Code) to the end that you are not subject to tax pursuant to Section 4999 and no deduction is disallowed by reason of Section 280G(a). However, the preceding sentence will not apply (i.e., no payments/benefits due under this Agreement will be reduced) if reducing the payments/benefits due under this Agreement would yield you more than $10,000 less of the aforementioned parachute payments after taxes (including, without limitation, all federal, state and local income taxes and excise taxes) than not reducing such payments/benefits.

12. Remedies. If you breach any term of this Agreement, Delcath will be entitled to its available legal and equitable remedies.

13. Non-Admission. It is expressly understood that this Agreement does not constitute, nor will it be construed as, an admission by Delcath or you of any liability or unlawful conduct whatsoever. Delcath and you specifically deny any liability or unlawful conduct.

14. Resignation. Effective as of the Separation Date, you hereby resign as an officer [and director] of Delcath and any subsidiary or affiliate of Delcath, and as a fiduciary of any benefit plan of the Company and any affiliated entities, and you agree to execute any and all documents necessary or required to effectuate such resignation.

15. Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of Delcath; provided, however, that if you die before you have received all the payments described in Sections 1.b., 1 .c., 1.e., 2.a. and 2.b. of this Agreement, the unpaid payments will be paid to your estate on the same terms and conditions as described in this Agreement. The rights and obligations of this Agreement will inure to the successors and assigns of Delcath.

16. Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court will modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term will be severed and all other terms of this Agreement will remain in effect.

17. Law Governing.

a. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. THE PARTIES HEREBY AGREE THAT ANY LEGAL DISPUTE WILL BE VENUED IN NEW YORK COUNTY, NEW YORK.

b. Except as set forth in Section 17(d) below, any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, will, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association, venued in New York County or such other location as mutually agreed in writing. The award of the arbitrator will be final and binding upon the parties. The parties hereto agree that (i) one arbitrator will be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) the arbitrator will have the power to award injunctive relief or to direct specific performance, (iii) each of the parties, unless otherwise required by applicable law and except as described in Section 17.b.(v) below, will bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration, (iv) the arbitrator will award to the prevailing party a sum equal to that party’s share of the arbitrator’s and administrative fees of arbitration; and (v) if you are the prevailing party, the arbitrator may award you attorneys’ fees incurred by you in the arbitration up to a maximum total of $50,000.00. Nothing in this Section 17 will be construed as providing the Executive a cause of action, remedy, or procedure that the Executive would not otherwise have under this Agreement or the law.

c. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

d. Notwithstanding anything to the contrary, Delcath is not required to arbitrate any actions or claims relating to the Employee Confidentiality and Restrictive Covenant Agreement or any other obligations of Executive under any other agreement or agreements with Delcath containing confidentiality, trade secret, noncompetition, nonsolicitation, inventions, and/or similar provisions.

18. Full Agreement. This Agreement contains the full agreement between you and Delcath and may not be modified, altered, or changed in any way except by written agreement signed by both parties. In signing this Agreement, you agree that you have not relied on any representations, statements or promises by Delcath or anyone else, whether oral or written, other than the express statements contained in this Agreement. This Agreement supersedes and terminates any and all other prior written and oral agreements and understandings between the parties, including but not limited to the Employment Agreement(s) dated                                          and the Executive Security Agreement dated                              , 201        ; provided, however, that this Agreement does not supersede or terminate the Indemnification Agreement between Executive and the Company dated May 4, 2010, the 2009 Plan, or the Confidentiality Agreement, each of which will survive the termination of your employment with Delcath and will continue in full force and effect according to its terms; and, provided further, that if you have signed any other agreement or agreements with Delcath containing confidentiality, trade secret, noncompetition, nonsolicitation, inventions, and/or similar provisions, your obligations under such agreement(s) will continue in full force and effect according to their terms and will survive the termination of your employment.

19. Acknowledgment of Reading and Understanding. You have the right to consult with an attorney of your choice prior to signing this Agreement and Delcath encourages you to do so. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against Delcath and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have had adequate time to review this Agreement and to consult an attorney of your choice, you either have consulted with an attorney or voluntarily and knowingly chosen not to do so, and that you have entered into this Agreement knowingly and voluntarily.

20. Expiration of Offer. The offer contained in this Agreement will automatically expire at midnight on the twenty-first (21st) calendar day after you receive it not counting the date of receipt (the “Expiration Date”). After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, you should evidence your agreement to the terms of this Agreement by dating and signing both copies no later than the Expiration Date. After you sign the Agreement, you should promptly return one copy of this Agreement to Human Resources, with a copy to the Chairman of the Compensation Committee. You should keep the other copy for your records. If you do not sign this Agreement by the Expiration Date and promptly return it to Human Resources, with a copy to the Chairman of the Compensation Committee, then the offer contained in this Agreement will automatically be revoked and you will not receive the separation pay or benefits described in Section 2 of the Agreement.

Thank you for your service to Delcath. We wish you well in your future endeavors.

Sincerely,

DELCATH SYSTEMS, INC.

By

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, JOHN PURPURA, acknowledge and agree to all of the following:

•	I have read this Separation Agreement and Release carefully.

•	I understand all of the terms of this Separation Agreement and Release and agree to them.

•	In signing this Separation Agreement and Release I have not relied on any statements or explanations made by Delcath except as specifically set forth in this Separation Agreement and Release.

•	I have had adequate time to consider whether to sign this Separation Agreement and Release and to consult an attorney of my choice, and either have consulted with an attorney or voluntarily and knowingly chosen not to do so.

•	I am voluntarily and knowingly entering into this Agreement and releasing my claims against Delcath, and the other persons and entities defined as the Released Parties, as set forth in this Separation Agreement and Release.

•	I intend this Separation Agreement and Release to be legally binding.

•	I declare under penalty of perjury that the foregoing is true and correct.

Accepted this         day of                     ,         .

JOHN PURPURA

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